EXHIBIT 99.1
                                                   ------------

   NEWS

   FOR IMMEDIATE RELEASE

   CONTACT:  Timothy J.  Romenesko
             Vice President, Chief Financial Officer
             (630) 227-2090
             E-mail address: tromenesko@aarcorp.com
             Web address: www.aarcorp.com


   AAR ANNOUNCES SALE OF 5 MILLION SHARES IN REGISTERED OFFERING
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   WOOD DALE, ILLINOIS (February 19, 2002) -  AAR (NYSE: AIR) announced today the sale of 5,010,345 shares of common stock in a registered offering. Net proceeds from the offering will be used for general corporate purposes.

   Commenting on the additional equity capital, David P. Storch, AAR President and CEO said, "We are pleased by the high level of investor interest and support of the Company, particularly in light of the unprecedented times facing the aviation industry. This infusion of equity capital, as a key element of our financial strategy, will strengthen our position and we believe will provide us with the financial flexibility we need to execute our business plan."

   William Blair & Company, L.L.C. was the placement agent for this offering.

   AAR (NYSE: AIR) is the preeminent provider of products and value-added services to the worldwide aviation/aerospace industry. Products and services include proprietary inventory management and logistic support services, encompassing supply, repair and manufacture of spare parts and systems. Headquartered in Wood Dale, Illinois, AAR serves commercial and government aircraft fleet operators and independent service customers throughout the world. Further information can be found at www.aarcorp.com.
                                    # # #

        This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on beliefs of Company management as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors, including: implementation of information technology systems, integration of acquisitions, marketplace competition, economic and aviation/aerospace market stability and Company profitability. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.















































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